Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 4, 2023, except for Note 2 and Note 3 as to which the date is September 1, 2023 with respect to the consolidated financial statements of Linkage Global Inc, as of and for the years ended September 30, 2022 and 2021 in this Registration Statement on Form F-1 and the related Prospectus of Linkage Global Inc filed with the Securities and Exchange Commission.

/s/ TPS Thayer, LLC

Sugar Land, Texas

December 11, 2023